Exh29-17j-1 Code of Ethics

Please see SSI’s Compliance Manual for more information.

A.	Outside Activities.

All outside activities of an Employee that involve a material time commitment, provide for compensation to the Employee or involve employment, teaching assignments, lectures, publication of articles, or radio or television appearances, must be approved in advance by the CCO. The CCO may require full details about the outside activity, including the number of hours involved and the compensation to be received. Before accepting an appointment as an officer or director in any business, charitable organization or non-profit organization, an Employee must obtain approval from the CCO.

B.	Conflicts of Interest.

It is a violation of an Employee’s duty of loyalty to the Firm for that Employee, without the prior written consent of the CCO, to:

1.	Rebate, directly or indirectly, to any person or entity any compensation received from the Firm;

2.
Accept, directly or indirectly, from any person or entity, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a Client Account; or

3.
Beneficially own any security of, or have, directly or indirectly, any financial interest in, any other organization engaged in any securities, financial or related business, except for Beneficial Ownership of not more than 4.9 percent of the outstanding securities of any business that is publicly owned.

C.	Communications.

Each Employee must ensure that communications (whether written or oral) regarding the Firm, the Investment Funds or any Client Account to Investors, clients, prospective Investors or clients and regulatory authorities are accurate. The CCO supervises the appropriate Employees and, if the CCO deems appropriate, any third-party service provider (such as an administrator, accountant or law firm), in reviewing any account statement, offering materials, periodic letters to Investors or clients or potential Investors or clients, published prior performance and advertisements.

D.	Protection of Client Assets.

No Employee shall use client assets for his or her own purpose or benefit or receive client assets for any reason. Any Employee who knows or has reason to believe that another Employee has engaged in such behavior must immediately report such information to the CCO. Any Employee who accidentally receives client assets should immediately (and in any event within two days) return such assets to the person from whom they came.

E.	Confidentiality, Proprietary Data and Privacy of Customer Personal Information.

1.
Proprietary Data; Confidentiality. Any information regarding advice furnished by the Firm to Client Accounts, the Firm’s recommendations and analyses and other proprietary data or information about the Firm or Client Accounts is strictly confidential and may not be revealed to non authorized third parties. Such information is the property of the Firm. Disclosing such information to any third party, without the permission of the CCO, is grounds for an Employee’s immediate dismissal. This confidentiality obligation continues even after the termination of employment.

2.
Privacy of Customer Personal Information — Information Security Program. It is the Firm’s policy to protect, through administrative, technical and physical safeguards, the security and confidentiality of financial records and other nonpublic personal information concerning Client Accounts (including in each case, Investors, if applicable, potential Client Accounts and Investors and former Client Accounts and Investors). This includes protecting against any anticipated threats or hazards to the security of such information and unauthorized access to or use of such information.

a)
The Firm has designated the Director of Information Technology to coordinate its information security program. In so coordinating the program, the Director of Information Technology may (i) assess existing risks to nonpublic personal information, (ii) develop ways to manage and control these risks, (iii) monitor third-party service provider arrangements to ensure information security, and (iv) test and revise the program in light of relevant changes in technology and threats to Client Account and Investor information.

b)
Identifying Internal and External Risks to Customer Information. The Director of Information Technology reviews reasonably foreseeable internal and external risks to the security, confidentiality and integrity of customer information, including risks relating to (i) Employee training, (ii) changes to the Firm’s information systems, including network and software design, information processing, storage, transmission and disposal, and (iii) procedures to detect, prevent and respond to attacks, intrusions or other system failures. The Director of Information Technology assesses the likelihood and potential damage of these risks and the sufficiency of any safeguards in place to control these risks. The Director of Information Technology meets periodically with Employees to review and implement the program and is available to answer questions regarding the program.

c)
Information Safeguards. Employees may not disclose the identity, affairs or investments, or other personal information, of any Client Account or Investor, potential Client Account or Investor or former Client Account or Investor to anyone outside of the Firm, except as may have been authorized by the client or Investor or as may be required in servicing the Client Account or Investor (such as disclosure to a brokerage firm at which such Client Account is held) or for the business of the Firm (such as to the Firm’s auditors and lawyers or as required by law). Employees should direct to the CCO any questions about whether information is confidential or any disclosure is permitted. This confidentiality obligation continues even after the termination of employment.

To protect the confidentiality of the Firm’s confidential and proprietary information and the confidentiality of existing, former or potential Client Accounts and Investors, Employees should take the following additional security precautions:

•
Documents containing confidential and proprietary information may not be taken from the Firm’s offices without the prior consent of the CCO, and any copies removed from the Firm’s offices must be returned promptly. Photocopies of confidential and proprietary information may be made only as required, and all copies and originals of such documents must be disposed of in a way that keeps the information confidential, such as shredding. SSI contracts with a shredding company. SSI maintains two locked shredding containers which are picked up monthly and a certificate of proof of shredding is received. All paper copies of confidential and proprietary information must be kept off desk tops, conference tables or any other place where such copies would be visible to persons who are not authorized to have access to such information.

•
All computer drives containing confidential and proprietary information must be accessible only by the use of passwords issued by the Firm, and all authorized users of such computer drives must log off when leaving a terminal through which they are authorized to access any such computer drive.

•
Physical access to any non-electronic confidential and proprietary information must be limited by either locking or monitoring access to the offices and storage areas where such information is located.

The Network Administrator regularly tests and otherwise monitors the effectiveness of the Firm’s information safeguards and revises them, as necessary. The Firm will notify Employees of any revisions to the safeguards.

d)
Third Party Service Providers. At times, the Firm may enter into one or more agreements with third parties under which the Firm may provide access to confidential information to those third parties. If this occurs, the Firm will (i) include in the relevant agreements provisions protecting confidential information to the extent required by law, (ii) take reasonable steps to select and retain service providers that can maintain appropriate safeguards for the confidential information at issue and (iii) require these service providers to implement and maintain such safeguards. Employees should direct any questions about these agreements or the disclosure of information pursuant to them to the CCO.

F.	Evaluating and Updating of the Program.

The Director of Information Technology and the CCO will evaluate and adjust the Firm’s information security program in light of the results from testing and monitoring the program and any material changes to the Firm’s operations, business arrangements or any other circumstances that may have a material effect on the Firm’s information security program.

G.	Involvement in Litigation/Contacts with the Press.

An Employee should advise the CCO immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or proceeding of any kind, is served with a subpoena, becomes subject to any judgment, order or arrest, or is contacted by any regulatory authority or the press. Employees should refer all inquiries from all regulatory authorities to the CCO. Employees should refer all inquiries from the press to the Chief Executive Officer.

H.	Favoritism and Gifts.

An Employee may not seek or accept gifts, favors, preferential treatment, or valuable consideration above $100 in aggregate annually from any one broker, FCM or other company or person involved in the securities industry. Limited exceptions to this policy may be made with the approval of the CCO.

I.	Registration, Licensing and Testing Requirements.

Each Employee should check with the CCO to ensure that he or she has complied with any applicable registration, licensing and testing requirements required as a result of such Employee’s duties and position. These requirements may arise under the Advisers Act, the Commodity Exchange Act, the ICA, the Securities Act of 1933, the Exchange Act, the Employee Retirement Income Security Act of 1974, rules and regulations adopted by the SEC, the Commodity Futures Trading Commission, the National Futures Association, the Department of Labor, state broker-dealer statutes and state investment adviser statutes.

J.	Qualification of Solicitors.

The Firm complies with Advisers Act Rule 206(4)-3 regarding solicitation activities conducted by finders or solicitors on behalf of the Firm.